As filed with the Securities and Exchange Commission on November 30, 2016

Registration Nos. 333-200865

333-182129

333-176948

333-172381

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 2 to Form S-8 (No. 333-200865)

Post-Effective Amendment No. 2 to Form S-8 (No. 333-182129)

Post-Effective Amendment No. 2 to Form S-8 (No. 333-176948)

Post-Effective Amendment No. 1 to Form S-8 (No. 333-172381)

FORM S-8

UNDER
THE SECURITIES ACT OF 1933

CIFC LLC

(Exact Name of Registrant as Specified in Its Governing Document)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

36-4814372
(I.R.S. Employer Identification No.)

250 Park Avenue, 4th Floor
New York, NY 10177
(212) 624-1200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CIFC LLC Amended and Restated 2011 Share Option and Incentive Plan
Deerfield Capital Corp. First Amended and Restated Stock Incentive Plan
(Full Title of the Plan)

Julian Weldon
General Counsel, Chief Compliance Officer and Secretary
250 Park Avenue, 4th Floor
New York, NY 10177
(212) 624-1200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by CIFC LLC, a Delaware limited liability company (the “Company”), relate to the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) initially filed by CIFC Corp., a Delaware corporation (“CIFC Corp.”), and Deerfield Capital Corp., a Maryland corporation (“Deerfield”), as the predecessor registrants to the Company, with the U.S. Securities and Exchange Commission (the “SEC”):

•                  Registration Statement on Form S-8 (No. 333-200865), filed with the SEC on December 11, 2014, pertaining to the registration of 2,000,000 shares of common stock, par value $0.001 per share, of CIFC Corp. (the “Common Stock”) under the CIFC Corp. 2011 Stock Option and Incentive Plan, as amended by Post-Effective Amendment No. 1 to such Registration Statement, filed January 5, 2016 by the Company;

•                  Registration Statement on Form S-8 (No. 333-182129), filed with the SEC on June 14, 2012, pertaining to the registration of 1,650,000 shares of Common Stock under the CIFC Corp. 2011 Stock Option and Incentive Plan, as amended by Post-Effective Amendment No. 1 to such Registration Statement, filed January 5, 2016 by the Company;

•                  Registration Statement on Form S-8 (No. 333-176948), filed with the SEC on September 21, 2011, pertaining to the registration of 2,531,929 shares of Common Stock under the CIFC Corp. 2011 Stock Option and Incentive Plan, as amended by Post-Effective Amendment No. 1 to such Registration Statement, filed January 5, 2016 by the Company; and

•                  Registration Statement on Form S-8 (No. 333-172381), filed with the SEC on February 22, 2011, pertaining to the registration of 613,672 shares of common stock, par value $0.001 per share, of Deerfield under the Deerfield Capital Corp. First Amended and Restated Stock Incentive Plan.

On November 21, 2016, the Company completed its previously announced merger (the “Merger”) with CIFC Acquisition, LLC (“Merger Sub”), a Delaware limited liability company and a wholly-owned subsidiary of F.A.B. Holdings I LP, a Delaware limited partnership (“Parent”), pursuant to that certain Agreement and Plan of Merger, dated as of August 19, 2016, by and among the Company, Parent and Merger Sub.  The Company was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly-owned subsidiary of Parent. As a result of the Merger, all offers and sales of the Company’s securities pursuant to the Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of November, 2016.

CIFC LLC

By:	/s/ Rahul Agarwal
Name:	Rahul Agarwal
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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